UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 11, 2013

VISTEON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15827	38-3519512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Village Center Drive, Van Buren Township, Michigan		48111
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (800)-VISTEON

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.	Entry into a Material Definitive Agreement.

On January 11, 2013, Visteon Corporation (“Visteon”), certain of Visteon’s subsidiaries, and Halla Climate Control Corporation (“Halla”), entered into a Master Share Purchase Agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, Visteon has agreed to sell, and Halla has agreed to purchase, the shares of certain subsidiaries and joint ventures as well as certain intellectual property, which will comprise substantially all of Visteon’s global automotive climate business, in exchange for the payment of $410 million, which is subject to adjustment for certain changes in debt, cash and pension obligation levels. Visteon indirectly owns approximately 70% of the outstanding shares of Halla.

Pursuant to the Purchase Agreement, Visteon provides customary representations, warranties and indemnification to Halla. The closing, expected to be completed in the first quarter of this year, is subject to customary closing conditions, including regulatory and other third party consents and approvals.

Visteon intends to file copy of the Purchase Agreement with its upcoming Annual Report on Form 10-K.

SECTION 8 – OTHER EVENTS

Item 8.01.	Other Events.

On January 11, 2013, Visteon announced that it had entered into a definitive agreement with Halla. The press release, filed as Exhibit 99.1 to this Current Report on Form 8-K, is incorporated herein by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated January 11, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTEON CORPORATION

Date: January 17, 2013	By:	/s/ Michael K. Sharnas
Michael K. Sharnas Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description	Page

99.1	Press Release dated January 11, 2013.